SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Aastrom Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)
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FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577
INSTITUTIONAL SHAREHOLDER SERVICES, INC. RECOMMENDS
AASTROM SHAREHOLDERS VOTE “FOR” FISCAL YEAR 2008
GOOD CORPORATE GOVERNANCE PROXY PROPOSALS
— Aastrom Commended for Submitting Proposals in Best Interest of Shareholders —
Ann Arbor, Michigan, September 29, 2008 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading regenerative medicine company, today announced that Institutional Shareholder Services, Inc. (ISS), a wholly-owned subsidiary of RiskMetrics Group, Inc., one of the nation’s leading proxy advisory firms, has recommended that Aastrom shareholders vote “FOR” both the declassification of the Board of Directors which, if passed, will result in the annual election of all Directors, and the elimination of the supermajority vote requirement at the Annual Meeting of Shareholders scheduled for October 17, 2008.
With regard to the declassification of the Aastrom Board of Directors, the report stated: “ISS commends management for submitting this proposal, which demonstrates a commitment to shareholders’ interests.”*
The report also commented on Aastrom’s proposal to eliminate the supermajority vote requirement as follows: “ISS maintains that a simple majority of voting shares should be sufficient to effect changes in a company’s corporate governance. Requiring more than a simple majority may permit management to entrench itself by blocking amendments that are in shareholders’ best interests. Therefore, we support the elimination of the supermajority vote requirement and commend the company for submitting this proposal.”*
The Board of Directors of Aastrom unanimously recommends that shareholders vote “FOR” both of these proposals which are considered to be good corporate governance practices. These proposals are described in detail in the fiscal year 2008 Proxy Notice and Statement previously provided to shareholders of record as of September 2, 2008.
Aastrom and its Board of Directors encourage all shareholders to vote their shares promptly by phone, Internet, or by mailing their proxy card. If shareholders have any questions or need assistance in voting their shares, they may contact MacKenzie Partners toll-free at (800) 322-2885 or collect at (212) 929-5500, or Aastrom’s Investor Relations Department collect at (734) 930-5777.

* Permission to reprint neither requested nor received.
About Aastrom Biosciences, Inc.
Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Ongoing development activities are focused on applications of the technology to cardiac and vascular regeneration. The Company currently has a cardiovascular regeneration product in Phase II development for the treatment of dilated cardiomyopathy (DCM) (called the IMPACT-DCM trial) and critical limb ischemia (called the RESTORE-CLI trial).
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements concerning planned clinical trials and activities and anticipated timing of clinical events, product development objectives, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expected,” “anticipated,” “planned,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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